Exhibit 3.2

                             CERTIFICATE ELIMINATING
                               REFERENCE TO SERIES
                           OF SHARES OF STOCK FROM THE
                      RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                            nSTOR TECHNOLOGIES, INC.
                             a Delaware Corporation

     Pursuant to the provisions of Section 151(g) of the Delaware General Corporation Law, it is hereby certified that:

     1. The name of the corporation is nStor Technologies, Inc., a Delaware corporation (the "Corporation").

     2. The designations of the series of shares of stock of the corporation to which this certificate relates are as follows:

               (i) Series A Convertible Preferred Stock;

               (ii) Series C Convertible Preferred Stock;

               (iii) Series D Convertible Preferred Stock;

               (iv) Series E Convertible Preferred Stock;

               (v) Series F Convertible Preferred Stock;

               (vi) Series G Convertible Preferred Stock;

               (vii) Series H Convertible Preferred Stock;

               (viii) Series I Convertible Preferred Stock;

               (ix) Series K Convertible Preferred Stock.

     3. The designations, powers, preferences, and the rights of the shares of each such series and the qualifications, limitations or restrictions thereof were provided for in resolutions adopted by the Board of Directors of the Corporation pursuant to authority expressly vested in it by the provisions of the Restated Certificate of Incorporation of the Corporation. Certificates setting forth said resolutions have been heretofore filed with the Secretary of State of the State of Delaware pursuant to the provisions of Section 151(g) of the General Corporation Law of the State of Delaware.

     4. The Board of Directors of the Corporation has adopted the following resolution:

     RESOLVED, that none of the authorized shares of stock of the Corporation of the series designated are outstanding; and

     FURTHER RESOLVED, that none of the said series of the shares of stock of the Corporation will be issued; and

     FURTHER RESOLVED, that the proper officers of the Corporation be and hereby are authorized and directed to file a certificate setting forth this resolution with the Secretary of State of the State of Delaware pursuant to the provisions of Section 151(g) of the General Corporation Law of the State of Delaware for the purpose of eliminating from the Restated Certificate of Incorporation of the Corporation all reference to said series of shares of stock.

     5. The effective time of this certificate shall be upon filing.


Signed on the 8th day of October, 2002.


                                       nSTOR TECHNOLOGIES, INC.

                                       /s/ Jack Jaiven
                                      ---------------------------
                                      Jack Jaiven, Vice President